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             (LETTERHEAD OF WEIL, GOTSHAL & MANGES APPEARS HERE)


April 28, 1994

UJB Financial Corporation
301 Carnegie Center
Princeton, NJ  08543-3066

Ladies & Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of VSB Bancorp, Inc., a Delaware business corporation ("VSB"), with and into UJB Financial Corp., a New Jersey business corporation ("UJB").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger between VSB and UJB dated December 16, 1993, as amended (the "Merger Agreement") and the Registration Statement on Form S-4, as filed by UJB with the Securities and Exchange Commission (the "SEC") on March 21, 1994 (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of UJB and VSB.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and (3) the accuracy of (i) the representations made to us by VSB, which are set forth in the Officer's Certificate delivered to us by VSB, dated the date hereof, (ii) the representations made to us by UJB, which are set forth in the Officer's Certificate delivered to us by UJB, dated

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UJB Financial Corporation
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the date hereof and (iii) the representations made to us by certain of the shareholders of VSB, which are set forth in a certificate delivered to us by such shareholders, dated the date hereof.

   Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that:

   1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 36B(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   2. No gain or loss will be recognized by UJB or VSB, as the case may be, for federal income tax purposes, as a result of the Merger.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

   Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change applicable laws or facts and circumstances surrounding the Merger or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

  We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                                            Very truly yours,

                                            /s/ Neil, Gotshal & Manges